Exhibit 4.10

THIRD AMENDED AND RESTATED VOTING AGREEMENT

THIS THIRD AMENDED AND RESTATED VOTING AGREEMENT (the “Agreement”) is entered into effective as of September 30, 2002, by and among Newgistics, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”), the Series B Preferred Stock (the “Series B Preferred Stock”), the Series B-l Preferred Stock (the “Series B-l Preferred Stock”), the Series C Preferred Stock (the “Series C Preferred Stock”) and the Series D Preferred Stock (the “Series D Preferred Stock,” and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series B-l Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”) listed on the Schedule of Investors attached as Schedule A hereto (each, an “Investor” and collectively, the “Investors”), and certain persons listed on Schedule B hereto as Common Stockholders (collectively, the “Common Stockholders”) who hold shares of the Company’s common stock, par value $0,001 per share (the “Common Stock”). The Common Stockholders and the Investors are sometimes referred to herein individually as a “Stockholder” and collectively as the “Stockholders.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Series D Preferred Stock Purchase Agreement dated as of even date herewith by and among the Company and the Investors (the “Purchase Agreement”).

RECITALS:

WHEREAS, the Company and certain of the Stockholders are parties to that certain Voting Agreement dated April 25, 2002 (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investors (the “Series D Investors”) are parties to the Purchase Agreement pursuant to which the Company has agreed to sell, and such Investors have agreed to purchase, shares of the Series D Preferred Stock of the Company;

WHEREAS, the Company’s and the Series D Investors’ respective obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, to induce the Series D Investors to enter into the Purchase Agreement and purchase shares of Series D Preferred Stock thereunder, the Company, the Investors and the Common Stockholders desire to amend and restate the Prior Agreement on the terms and conditions set forth herein; and

WHEREAS, the Prior Agreement provides that the terms thereof may be altered, amended, or modified at any time only upon approval of such alteration, amendment or modification by written consent of the holders of a majority of the shares of Common Stock held by the Common Stockholders and the holders of a majority of the shares of Preferred Stock.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) “Stock” shall mean any and all shares of the capital stock of the Company which a Stockholder currently holds or may hereafter acquire, including any and all shares of Common Stock, any and all Preferred Shares (as defined in Section Kb) below), and any and all other shares of the capital stock of the Company issued as a distribution with respect to or in replacement of any of the foregoing.

(b) “Preferred Shares” shall mean the shares of Series A Preferred Stock, Series B Preferred Stock, Series B-l Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any hereafter acquired shares of the Company’s Preferred Stock, regardless of series, and any shares of Stock issued upon conversion of or in exchange for any such series of Preferred Stock.

2. Size and Composition of Board of Directors. The Stockholders agree that in any and all elections of directors of the Company during the term of this Agreement, they shall vote all Stock owned or controlled by them, including all Stock which they are entitled to vote under any voting trust, voting agreement or proxy, to elect a Board of Directors initially comprising seven directors, designated as follows:

(a) two directors (the “Common Directors”) designated by the holders of a majority of the shares of the Common Stock held by the Common Stockholders, one of whom shall at all times be the then current Chief Executive Officer of the Company, such Common Directors initially being Philip Siegel and Clarence Gabriel;

(b) two directors (the “Austin Ventures Directors”) designated by Austin Ventures VII, L.P. (“Austin Ventures”), one of such directors initially being Ken DeAngelis and the other director to be designated by Austin Ventures at a future date;

(c) two directors (the “Series B Directors”), one of whom shall be designated by Spiegel-Hermes General Service LLC (“Spiegel) for so long as Spiegel holds at least 3,000,000 shares of Stock (as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions) (the “Spiegel Director”), such director initially being Rich Lauer, and one of whom shall be designated by R. R. Donnelley & Sons Company (“Donnelley”) for so long as Donnelley holds at least 3,000,000 shares of Stock (as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions) (the “Donnelley Director”), such director initially being John Campanelli; and.

(d) one director (the “StarVest Director”) designated by StarVest Partners, L.P. {“StarVest”), or by a subsequent investor (the “Subsequent Investor Director”) in the event that a Subsequent Investment (as defined below) occurs, such director initially being Laura B. Sachar.

3. Vacancies; Removal. In the event of any vacancy in the Board of Directors, the Stockholders agree to vote all outstanding shares of Stock owned or controlled by them and to otherwise use their best efforts to fill such vacancy so that the Board of Directors of the Company will be comprised of directors designated as provided in Section 2. The Stockholders agree to vote all outstanding shares of Stock owned or controlled by them for the removal of a director whenever (but only whenever) there shall be presented to the Board of Directors the written direction that such director be removed, signed by (i) Austin Ventures, in the case of an

Austin Ventures Director, (ii) the holders of a majority of the Common Stock held by Common Stockholders, in the case of a Common Director, (iii) Spiegel, in the case of the Spiegel Director, (iv) Donnelley, in the case of the Donnelley Director, (v) StarVest, in the case of the StarVest director, or (vi) the subsequent investor, in the case of the Subsequent Investor Director. Notwithstanding anything to the contrary herein, upon receipt by StarVest from the Company of a letter of intent by a new investor to invest in a financing of the Company (i) that raises at least $12,000,000 in exchange for at least 12% of the Company’s equity on a fully diluted basis and (ii) where such investor requests and receives the right to designate a member of Board of Directors (such transaction being a “Subsequent Investment”), immediately prior to, but in any event contingent upon, the consummation of such Subsequent Investment, StarVest will relinquish its right to designate a member of the Board of Directors and will present the Board of Directors with written notice to remove the StarVest Director. Immediately prior to, but in any event contingent upon, the consummation of the Subsequent Investment in which the subsequent investor receives the right to designate a member of the Board of Directors, the StarVest Director will cease to be a member of the Board of Directors.

4. Indemnity Agreements. As of the date that a director is first elected or appointed to the Board of Directors, the Company shall enter into an indemnity agreement with each such director in substantially the form attached as Annex A.

5. Meetings; Quorum. The Company agrees to schedule regular meetings of the Board of Directors on a bi-monthly basis unless otherwise determined by the Board of Directors. The Company will give the Common Directors, the Austin Ventures Directors, the Series B Directors and the StarVest Director written notice at least three days (24 hours, in the case of a telephone meeting) in advance of all meetings of the Board of Directors and all meetings of committees of the Board of Directors. If the Austin Ventures Director or the StarVest Director is not able to attend a Board of Directors meeting or a meeting of a committee on which he serves, Austin Ventures or StarVest, as applicable, may designate any one person to attend as an observer. In the event that StarVest relinquishes its rights to designate a director in connection with the Subsequent Investment (as described below), StarVest will retain the right to designate any one person to attend all meetings of the Board of Directors as an observer. The Company shall furnish Austin Ventures or StarVest, as applicable, with a copy of the minutes and other records of all meetings and other actions taken by the Board of Directors and its committees and all written material given to directors in connection with such meeting at the same time such materials and information are given to the directors. The Company reserves the right to exclude any observer from all or a portion of a meeting of the Board of Directors, or any committee thereof, if (a) the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege or (b) in the judgment of the Board of Directors, such access would materially impair the due consideration by the Board of Directors of any matter.

6. Expenses. The Company shall reimburse all persons serving as directors for their actual and reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and all committees thereof and otherwise incurred in fulfilling their duties as directors. If an Austin Ventures Director or the StarVest Director is not able to attend a Board of Directors meeting or a meeting of a committee on which he serves, or in the event that StarVest relinquishes its rights to designate a director in connection with the Subsequent Investment, the Company shall reimburse one person designated by Austin Ventures or StarVest, as applicable, for actual and reasonable out-of-pocket expenses incurred in attending such meeting as an observer.

7. Legend. During the term of this Agreement, each certificate representing shares of capital stock held by parties hereto will bear a legend in substantially the following form:

“THE SHARES REPRESENTED HEREBY AND THE VOTING THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS CONTAINED IN A VOTING AGREEMENT AMONG THE HOLDER (OR THE PREDECESSOR IN INTEREST TO THE SHARES), THE COMPANY AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY. THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF THE VOTING AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

The Company shall make a notation on its record and give instructions to any transfer agent of such capital stock in order to implement the restrictions and agreements contained in this Agreement.

8. Termination. This Agreement shall terminate upon (x) a Qualified Public Offering (as defined in the Company’s Fourth Amended and Restated Certificate of Incorporation, as the same may be amended and restated from time to time), (y) the written agreement signed by (i) the holders of at least a majority of Common Stock then held by the Common Stockholders and (ii) the holders of at least two-thirds of the Stock (on an as converted to Common Stock basis) held by the Investors, including each holder that has a right to designate an Austin Ventures Director, a Spiegel Director, a Donnelley Director, or a StarVest Director pursuant to Sections 2(b), (c) and (d) or (z) immediately prior to, but in any event contingent upon, the consummation of any merger into or consolidation by the Company with any other corporation, partnership or other company (other than a wholly-owned subsidiary corporation) (a “Corporate Transaction”), unless the Company’s stockholders of record as constituted immediately prior to such Corporate Transaction will, immediately after such Corporate Transaction, hold at least 50% of the voting power of the surviving or acquiring entity.

9. Miscellaneous.

(a) Equitable Relief. The parties recognize that the enforcement of this Agreement is necessary to ensure continuity in the management of the Company, and that the ascertainment of damages in the event of its breach would be difficult. The parties therefore agree that, in addition to any other available remedies, the parties shall be entitled to injunctive relief in the event of a breach hereof.

(b) Binding Effect. In addition to any restriction or transfer that may be imposed by any other agreement by which any party hereto may be bound, this Agreement shall be binding upon the Stockholders and their respective heirs, successors and assigns; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Annex B. Upon the execution and delivery of an Adoption Agreement by any transferee reasonably acceptable to the Company, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages hereto. By their execution hereof or any Adoption Agreement, each of the parties hereto appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

(d) Severability. In the event one or more provisions of this Agreement should, for any reason be held to be invalid, illegal or unenforceable, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e) Entire Agreement. This Agreement (including the Schedules hereto) amends and restates the Prior Agreement and constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

(f) Amendment. This Agreement may be altered, amended, or modified at any time only upon approval of such alteration, amendment or modification (each, an “Amendment”) by written consent of (i) the Company, (ii) the holders of a majority of the shares of Common Stock then held by the Common Stockholders and (ii) the holders of at least a majority of the Preferred Shares, provided that no amendment or modification shall be effective if it would adversely affect the rights of any Investor or group of Investors in a manner different than the other Investors without the written consent of such Investor or the holders of at least two-thirds of the Stock held by such group, provided, further, that Sections 2 or 3 or this Section 9(f) may not be amended (x) to increase the aggregate number of directors set forth therein (other than in connection with an issuance of equity securities of the Company in which the Major Stockholders (as defined in the Investors’ Rights Agreement) have the right to purchase a portion of such equity securities pursuant to Section 2.3 of the Investors’ Rights Agreement) or, (y) to grant Austin Ventures or its affiliates the right to designate a majority of the directors of the Company, including in connection with a transaction described in the parenthetical in clause (x) above, in each case, without the approval of a majority of the members of the Board of Directors (excluding any director designated by Austin Ventures or its affiliates). Any amendment eliminating the right of an Investor to (A) designate a director pursuant to Section 2 (B) designate a Board observer pursuant to Section 5, or (C) receive reimbursement for expenses pursuant to Section 6, shall require the written consent of such Investor. The Company shall promptly notify the holders of each class of the Company’s voting stock that an Amendment has been approved in accordance with the terms of this paragraph.

(g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for such party set forth beneath such party’s name on Schedule A hereto (or at such other address for a party as shall be specified by like notice) and, in the case of the Company:

Newgistics, Inc.

2700 Via Fortuna, Suite 450

Austin, TX 78746

Fax:(512)225-6001

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to

Brobeck, Phleger & Harrison LLP

4801 Plaza on the Lake

Austin, TX 78746

Fax: (512) 230-4001

Attn: Samer M. Zabaneh

Notices provided in accordance with this Section 9(g) shall be deemed delivered upon personal delivery, on three business days after deposit in the mail or upon actual receipt by facsimile if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if the facsimile is not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

(i) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and do not constitute a part of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

COMPANY:

NEWGISTICS, INC.

By:	/s/ Clarence J. Gabriel
Clarence J. Gabriel, Jr.
Chief Executive Officer

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:
STARVEST PARTNERS, L.P.

By: StarVest Associates LLC, Its General Partner

By:	/s/ Laura Sachar
Laura B. Sachar Managing Member

STARVEST MANAGEMENT INC., as nominee for

StarVest Partners, L.P. Advisory Council Co-Investment Plan

By:	/s/ Laura Sachar
Laura B. Sachar Co-Chairman

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

INVESTORS: AUSTIN VENTURES VII, L.P.

By:	AV Partners VII, L.P. its General Partner

By:	/s/ Kenneth DeAngelis
Kenneth P. DeAngelis General Partner

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

INVESTORS: AV LABS I, L.P.

By:	AVL Partners I, L.P. its General Partner

By:	/s/ Rob Adams
Rob Adams General Partner

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:

SPIEGEL-HERMES GENERAL SERVICE LLC

By:	/s/ Rich Lauer Rich Lauer President

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:

R.R. DONNELLEY & SONS COMPANY

By:	/s/ John Campanelli John C. Campanelli President - Logistics

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:

USF VENTURES INC.

By:	/s/ Christopher L. Ellis Christopher L. Ellis President

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:

/s/ Philip Siegel
Philip Siegel

Deena Byers

Steven M. List

Greg A. Moerbe

Kyle Harvey

Casey Leaman

Vinita Busse

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

COMMON STOCKHOLDERS:

/s/ Philip Siegel
Philip Siegel

AV LABS I, L.P.

By:	AVL Partners I, L.P. Its General Partner

By:
Rob Adams General Partner

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

COMMON STOCKHOLDERS:

Philip Siegel

AV LABS I, L.P.

By:	AVL Partners I, L.P. Its General Partner

By:	/s/ Rob Adams
Rob Adams General Partner

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT]

SCHEDULE A

SCHEDULE OF INVESTORS

Investor Name and Address	Series A	Series B/B-l*	Series C	Series D
StarVest Partners, L.P.				31,948,240
StarVest Management Inc., as				200,932
nominee c/o StarVest Management, Inc.
750 Lexington Avenue
15th Floor
New York, NY 10022
Fax: (212)863-2520
Attn: Laura B. Sachar

Austin Ventures VII, L.P.	6,000,000	50,403,225	76,923,077
300 W. 6th Street, Suite 2200
Austin, TX 78701
Fax: (512)476-3952
Attn: Kenneth P. DeAngelis

AV Labs I, L.P.	7,000,000	6,720,430	22,851,964
300 W. 6th Street, Suite 2200
Austin, TX 78701
Fax:(512)476-3952
Attn: Rob Adams

R. R. Donnelley & Sons Company	4,000,000	13,440,860	9,191,992
77 West Wacker Drive
Chicago, IL 60601-1696
Fax: (312)326-7156
Attn: Corporate Secretary

USF Ventures, Inc.	6,000,000
c/o US Freightways Corporation
8550 W. Bryn Mawr Avenue
Suite 700
Chicago, IL 60631
Attn: Christopher L. Ellis

virtualcfo Investments, L.P.	50,000
3409 Executive Center Drive
Suite 104
Austin, TX 78731
Fax: (512)345-5484
Attn: VP Finance &
Administration

Investor Name and Address	Series A	Series B/B-l*	Series C	Series D
Spiegel-Hermes General Service LLC 3500 Lacey Road Downers Grove, IL 60515-5432 Fax: (630)769-2810 Attn: Rich Lauer	40,322,580

Philip Siegel 1701 Mistywood Drive Austin, TX 78746	252,016	1,923,077

Deena Byers 80 Red River Street, No. 209 Austin, TX 78701	130,567

Steven M. List 8121 Bottlebrush Drive Austin, TX 78750	26,556

Greg A. Moerbe 9404 Graceland Trail Austin, TX 78717	26,566

Kyle Harvey 7310 Foxtree Cove Austin, TX 78750	6,720

Casey Leaman 4017 Trailview Mesa Drive Austin, TX 78746	44,260

Vinita Busse 1204 Glenn Cove Austin, TX 78746	13,278
TOTALS	23,050,000	111,387,058	110,890,110	32,149,172

*	All shares are Series B-l Preferred Stock except for 40,322,580 shares of Series B Preferred Stock held by Spiegel-Hermes General Service LLC.

SCHEDULE B

SCHEDULE OF COMMON STOCKHOLDERS

Common Stockholder Name and Address	Shares of Common Stock Held
AV Labs I, L.P. 300 W. 6th Street, Suite 2200 Austin, TX 78701 Fax: (512)476-3952 Attn: Rob Adams	16,000,000

Philip Siegel 1701 Mistywood Drive Austin, TX 78746	6,000,000

ANNEX A

FORM OF INDEMNITY AGREEMENT

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Agreement”) is made and entered into this day of , 2002, between Newgistics, Inc., a Delaware corporation (the “Company”), and {“Indemnitee”).

RECITALS:

A. Indemnitee, as a member of the Company’s Board of Directors and/or an officer of the Company, performs valuable services for the Company.

B. The Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for corporate directors, officers, employees, controlling persons, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance.

C. The Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, controlling persons, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

D. The stockholders of the Company have adopted Bylaws (the “Bylaws”) providing for the indemnification of the officers, directors, agents and employees of the Company to the maximum extent authorized by Section 145 of the Delaware General Corporation Law, as amended (“DGCL”).

E. Indemnitee does not regard the current protection available for the Company’s directors, officers, employees, controlling persons, agents and fiduciaries as adequate under the present circumstances, and Indemnitee and other directors, officers, employees, controlling persons, agents and fiduciaries of the Company may not be willing to serve or continue to serve in such capacities without additional protection.

F. The Bylaws and the DGCL, by their non-exclusive nature, permit contracts between the Company and its directors, officers, employees, controlling persons, agents or fiduciaries with respect to indemnification of such directors.

G. The Company (a) desires to attract and retain the involvement of highly qualified individuals, such as Indemnitee, to serve the Company and, in part, in order to induce Indemnitee to be involved with the Company and (b) wishes to provide for the indemnification and advancing of expenses to Indemnitee to the maximum extent permitted by law.

H. In view of the considerations set forth above, the Company desires that Indemnitee be indemnified by the Company as set forth herein.

AGREEMENT:

Now, THEREFORE, in consideration of Indemnitee’s service to the Company, the parties hereto agree as follows:

1. Indemnity of Indemnitee. The Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation (the “Certificate”), the Company’s Bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer, employee, controlling person, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 9(a) hereof.

2. Additional Indemnity. The Company hereby agrees to hold harmless and indemnify the Indemnitee:

(a) Against any and all expenses incurred by Indemnitee, as set forth in Section 3(a) below; and

(b) Otherwise to the fullest extent not prohibited by the Certificate, the Bylaws or the DGCL.

3.	Indemnification Rights.

(a) Indemnification of Expenses. The Company shall indemnify and hold harmless Indemnitee, together with Indemnitee’s partners, affiliates, employees, agents and spouse and each person who controls any of them or who may be liable within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee and the Company believe might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a “Claim”) against (i) any and all expenses (including attorneys’ fees) and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, a Claim, (ii) judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) of a Claim and (iii) any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter “Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, incurred by Indemnitee by reason of (or arising in part out of) any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, controlling person, agent or fiduciary of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, controlling person, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity including, without limitation, any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or any claim asserted) under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto (hereinafter an “Indemnification Event”). The Company shall make such payment of Expenses as soon as practicable but in any event no later than 25 days after written demand by Indemnitee therefor is presented to the Company.

(b) Reviewing Party. Notwithstanding the foregoing, (i) the obligations of the Company under Section 2 shall be subject to the condition that the Reviewing Party (as described in Section 11(e) hereof) shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel as defined in Section 11(d) hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law and (ii) and Indemnitee acknowledges and agrees that the obligation of the Company to make an advance payment of Expenses to Indemnitee pursuant to Section 4(a) (an “Expense Advance”) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s obligation to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control (as defined in Section 11(c) hereof), the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3(e) hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(c) Contribution. If the indemnification provided for in Section 3(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any losses, claims, damages, expenses or liabilities referred to therein, then the Company, in lieu of indemnifying Indemnitee thereunder, shall contribute to the amount paid or payable by Indemnitee as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Indemnitee or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Indemnitee in connection with the action or inaction which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. In connection with the registration of the Company’s securities, the relative benefits received by the Company and Indemnitee shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Indemnitee, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 3(c) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with the registration of the Company’s securities, in no event shall an Indemnitee be required to contribute any amount under this Section 3(c) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by Indemnitee or (ii) the proceeds received by Indemnitee from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(d) Survival Regardless of Investigation. The indemnification and contribution provided for herein will remain in full force and effect regardless of any investigation made by or on behalf of Indemnitee or any officer, director, employee, agent or controlling person of Indemnitee.

(e) Change in Control. After the date hereof, the Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) then, with respect to all matters thereafter arising concerning the rights of Indemnitee to payments of Expenses under this Agreement or any other agreement or under the

Company’s Certificate or Bylaws as now or hereafter in effect, Independent Legal Counsel (as defined in Section 11(d) hereof) shall be selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to abide by such opinion and to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all reasonable expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f) Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in the defense of any action, suit, proceeding, inquiry or investigation referred to in Section 3(a) hereof or in the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection herewith.

4.	Expenses; Indemnification Procedure.

(a) Advancement of Expenses. The Company shall advance all Expenses incurred by Indemnitee. The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable but in any event no later than ten business days after written demand by Indemnitee therefor to the Company.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall give the Company notice in writing in accordance with Section 15 of this Agreement as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement.

(c) No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d) Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 4(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in each of the Company’s policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, the Company shall be entitled to assume the defense of such Claim, with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld) upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim; provided that (i) Indemnitee shall have the right to employ Indemnitee’s counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

5. Nonexclusivity. The indemnification provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested directors, the DGCL, or otherwise. The indemnification provided under this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

6. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against any Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Certificate of Incorporation, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

7. Partial Indemnification. If any Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for any portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

8. Mutual Acknowledgement. The Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, controlling persons, agents or fiduciaries under this Agreement or otherwise. Each Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s rights under public policy to indemnify Indemnitee.

9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to any Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to actions or proceedings to establish or enforce a right to indemnify under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to Claims for Indemnifiable Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim or (iii) as otherwise required under Section 145 of the DGCL, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be;

(b) Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Exchange Act or any similar successor statute; or

(c) Claims Excluded Under Section 145 of the Delaware General Corporation Law. To indemnify Indemnitee if (i) Indemnitee did not act in good faith or in a manner reasonably believed by such Indemnitee to be in or not opposed to the best interests of the Company, (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe Indemnitee’s conduct was unlawful or (iii) Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent the court in which such action was brought shall permit indemnification as provided in Section 145(b) of the DGCL.

10. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against any Indemnitee, any Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

11.	Construction of Certain Phrases.

(a) For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent, control person or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, control person, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on any Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if any Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(c) For purposes of this Agreement a “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, (A) who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding Voting Securities, increases his or her beneficial ownership of such securities by 5% or more over the percentage so owned by such person or (B) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company’s assets.

(d) For purposes of this Agreement, “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 3(d) hereof, who shall not have otherwise performed services for the Company or any Indemnitee within the last three years (other than with respect to matters concerning the right of any Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(e) For purposes of this Agreement, a “Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular Claim for which Indemnitee are seeking indemnification, or Independent Legal Counsel.

(f) For purposes of this Agreement, “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

13. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnifiable Events regardless of whether any Indemnitee continues to serve as a director, officer, employee, agent, controlling person or fiduciary of the Company or of any other enterprise, including subsidiaries of the Company, at the Company’s request.

14. Attorneys’ Fees. In the event that any action is instituted by an Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, any Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action if Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, a court of competent jurisdiction over such action determines that the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including costs and expenses incurred with respect to Indemnitee counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, a court having jurisdiction over such action determines that the Indemnitee’s material defenses to such action were made in bad faith or were frivolous.

15. Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five calendar days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission, if deliverable by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed if to Indemnitee, at Indemnitee’s address as set forth beneath Indemnitee’s signature to this Agreement and if to the Company at the address of its principal corporate offices (attention: Chief Executive Officer) or at such other address as such party may designate by ten calendar days’ advance written notice to the other party hereto.

16. Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

17. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

18. Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents, entered into and to be performed entirely within the State of Delaware, without regard to the conflict of laws principles thereof.

19. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

20. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

21. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

22. No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving the Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries.

23. Corporate Authority. The Board of Directors of the Company has approved the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

[Signature Page to Indemnity Agreement]

ANNEX B

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Third Amended and Restated Voting Agreement dated as of September    , 2002 (the “Agreement”) by and among the Company and certain of its Stockholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the “Stock”), subject to the terms and conditions of the Agreement.

2. Agreement. As partial consideration for such transfer, Transferee (i) agrees that the Stock acquired by Transferee shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4. Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interests and to bind to the terms of the Agreement such spouse’s community interest, if any, in the Stock.

EXECUTED AND DATED this      day of             ,         .

TRANSFEREE

By:
Name:
Title:
Address:

Fax:

Spouse (if applicable):
Name:

ACKNOWLEDGED AND ACCEPTED:

NEWGISTICS, INC.

By:
Name:
Title: